EXHIBIT 24.2
DUKE ENERGY CORPORATION
CERTIFIED RESOLUTIONS
Form 10-K Annual Report Resolutions

FURTHER RESOLVED, that each officer and director who may be required to execute such 2020 Form 10-K or any amendments thereto (whether on behalf of the Corporation or as an officer or director thereof, or by attesting the seal of the Corporation or otherwise) be and hereby is authorized to execute a Power of Attorney appointing Lynn J. Good, David S. Maltz, Steven K. Young, and Dwight L. Jacobs, and each of them, as true and lawful attorneys and agents to execute in his or her name, place and stead (in any such capacity) such 2020 Form 10-K, as may be deemed necessary and proper by such officers, and any and all amendments thereto and all instruments necessary or advisable in connection therewith, to attest the seal of the Corporation thereon and to file the same with the SEC, each of said attorneys and agents to have power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of such officers and directors, or both, as the case may be, every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any such officer or director might or could do in person.
* * * * * * *
I, KODWO GHARTEY-TAGOE, Executive Vice President, Chief Legal Officer and Corporate Secretary of Duke Energy Corporation, do hereby certify that the foregoing is a full, true and complete extract from the Minutes of the meeting of the Board of Directors of said Corporation held on February 25, 2021 at which meeting a quorum was present.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Corporate Seal of said Duke Energy Corporation, this the 25th day of February, 2021.

/s/ KODWO GHARTEY-TAGOE
Kodwo Ghartey-Tagoe
Executive Vice President, Chief Legal Officer and Corporate Secretary